Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of the March 25, 2016, between Independent Bank, McKinney, Texas (the “Employer”) and James C. White (the “Executive”), and is joined in by Employer’s parent company, Independent Bank Group, Inc. (“IBG”).
RECITALS
WHEREAS, Employer and IBG desire to employ Executive as an executive officer and Executive desires to become an executive officer of Employer and IBG; and
WHEREAS, Employer, IBG, and Executive desire to set forth the terms and conditions of such employment.
NOW, THEREFORE, in consideration of the mutual premises, benefits and covenants herein contained, Employer and Executive, joined in by IBG, agree as follows:
1.Position.
Executive shall serve as Executive Vice President and Chief Operations Officer of IBG and Employer. Executive shall oversee branch and back room operations, Treasury Management including sales and operations, Information Technology and other operational areas as assigned from time to time by the Chairman and CEO of Employer.
2.    Compensation, Benefits and Expenses.
As compensation for the services to be provided to IBG and Employer by Executive, Executive shall receive the following compensation.
2.1     Salary. Employer shall pay to Executive an annual base salary of $265,000.00 (the “Base Salary Amount”) in equal installments pursuant to the Employer’s standard payroll policies and subject to such withholding or deductions as may be mutually agreed between the Employer and the Executive or required by law.
2.2    Annual Incentive Bonus. In addition to the Base Salary Amount, the Executive shall be eligible to receive an annual incentive bonus, based upon the Executive’s and the Employer’s attainment of pre-established performance goals (the “Annual Incentive Bonus”). The performance goals upon which the Annual Incentive Bonus will be based shall be adopted at the beginning of each year by the Board of Directors of the Employer (the “Board”). For each fiscal year during the Term of this Agreement, the Executive’s Annual Incentive Bonus amount shall be determined and approved by the Board after a review of the extent to which the pre-established performance goals have been attained, with the target amount being approximately 50% of the Base Salary Amount. The Board’s review and approval of the Annual Incentive Bonus amount shall be completed no later than the 30th day after the end of each of the Employer’s fiscal year and shall be paid to the Executive within thirty (30) days after the amount has been approved by the Board. The Annual Incentive Bonus shall be paid 65% in cash and 35% in restricted shares of IBG’s common stock (subject to a three year vesting requirement) granted pursuant to IBG’s 2013 Equity Incentive Plan (the “Plan”) and a Restricted Stock Agreement as provided for in the Plan, copies of which have been provided to the Executive.
2.3    Stock Grant. IBG shall grant and issue to the Executive 12,000 restricted shares of its common stock. The grant and issuance of the restricted shares provided for in this Section 2.3 is subject to the terms and conditions of the Plan. Such grant of restricted shares shall be pursuant to, and evidenced by, a Restricted Stock Agreement as provided for in the Plan and be subject to a five year vesting requirement.
2.4    Fringe Benefits. Executive shall be entitled to participate in the Employer’s (i) group health plan, (ii) group disability insurance plan, (iii) life insurance benefits, (iv) 401(k) plan benefits, and (v) other benefits consistent with those provided by Employer to other officers of similar positions with the Employer.
3.    Change in Control.
If Executive’s employment is terminated for any reason in connection with, or during a period of one year following a Change in Control (as defined in the Plan), Employer (or the successor to Employer) shall, on the date the termination of Executive’s employment becomes effective, pay to Executive a lump sum cash amount equal to the sum of (i) two times the Base Salary Amount, plus (ii) the amount of the Annual Incentive Bonus paid to Executive for the year prior to termination. Further, all outstanding unvested stock grants shall vest in accordance with the Restricted Stock Agreement.
4.    Termination.
This Agreement and the Executive’s employment may be terminated at any time by either Employer or Executive upon thirty days prior written notice. The obligations of the Employer (or the successor to the Employer following a Change in Control) under this Agreement and the obligations of the Executive under the Restricted Stock Agreement shall survive termination of this Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.
INDEPENDENT BANK

                        By: /s/ David R. Brooks
                            David R. Brooks
                            Chairman of the Board and CEO
EXECUTIVE:

                        /s/ James C. White
                        James C. White

IBG hereby joins in the foregoing Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, IBG has caused this undertaking to be made in counterparts by its duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:    /s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO